UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF

THE SECURITIES EXCHANGE ACT OF 1934 (Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

GOOGLE INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

GOOGLE INC.

1600 AMPHITHEATRE PARKWAY

MOUNTAIN VIEW, CA 94043

(650) 253-0000

April 28, 2008

The following paragraph supplements, amends and restates the corresponding paragraph found on page 19 of our proxy statement, filed with the Securities and Exchange Commission on March 25, 2008 and originally distributed and made available on or about March 26, 2008, in connection with our 2008 Annual Meeting of stockholders to be held on Thursday, May 8, 2008:

Ann Mather has served as a member of our board of directors since November 2005. Since September 2005, Ann has been a director of Glu Mobile Inc., a publisher of mobile games, and serves as chair of its audit committee. Since April 2004, Ann has been a director of Central European Media Enterprises Group, a developer and operator of national commercial television channels and stations in Central and Eastern Europe, and serves on its audit committee. Ann is also a director of Zappos.com, a privately held, online retailer, and Ariat International, Inc, a privately held manufacturer or footwear for equestrian athletes. From 1999 to 2004, Ann was Executive Vice President and Chief Financial Officer of Pixar, a computer animation studio. Prior to her service at Pixar, she was Executive Vice President and Chief Financial Officer at Village Roadshow Pictures. From 1993 to 1999, she held various executive positions at The Walt Disney Company, including Senior Vice President of Finance and Administration for its Buena Vista International Theatrical Division. Ann holds a Master’s degree from Cambridge University.

On April 23, 2008, Ann was advised by the staff of the Los Angeles office of the Securities and Exchange Commission (SEC) that it intends to recommend that the SEC initiate a civil proceeding against her, alleging violation of federal securities laws related to certain stock option transactions involving her former employer, Pixar Animation Studios. The staff’s recommendation arises out of Ann’s prior employment as Chief Financial Officer of Pixar, and not her service as a director of Google.